EXHIBIT 10.39
EMPLOYEE NONQUALIFIED STOCK OPTION
AWARD AGREEMENT
UNDER THE DEVON ENERGY CORPORATION
2005 LONG-TERM INCENTIVE PLAN
     THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Award Agreement”), entered into as of _______________ (the “Grant Date”), by and between Devon Energy Corporation (the “Company”) and ________________________ (the “Participant”):
WITNESSETH:
     WHEREAS, the Participant is an employee of the Company or a Subsidiary or Affiliated Entity of the Company, and it is important to the Company that the Participant be encouraged to remain in the employ of the Company or a Subsidiary or Affiliated Entity of the Company; and
     WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to purchase _________ shares of the common stock of the Company, as hereinafter provided, pursuant to the “Devon Energy Corporation 2005 Long-Term Incentive Plan” (the “Plan”), a copy of which has been provided to the Participant; and
     WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:
     Section 1. Definitions. Words, terms, or phrases used in this Agreement shall have the meanings set forth in this Section 1:
     (a) The Participant’s “Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company, a Subsidiary of the Company, or an Affiliated Entity on a full-time basis, regardless of the reason for the termination of employment (or change from full-time to part-time basis); provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company, a Subsidiary, and an Affiliated Entity or between two Subsidiaries or two Affiliated Entities; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company, a Subsidiary, or an Affiliated Entity approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be either a Subsidiary or an Affiliated Entity (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary or Affiliated Entity, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
     (b) The Participant’s “Early Retirement Date” shall be the Early Retirement Date determined in accordance with the Retirement Plan.
     (c) The Participant’s “Normal Retirement Date” shall be the Normal Retirement Date determined in accordance with the Retirement Plan.

     (d) The “Retirement Plan” means the Retirement Plan for Employees of Devon Energy Corporation.
     Section 2. Grant of Stock Option. The Company hereby grants to the Participant a nonqualified stock option (the “Stock Option”) that is not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase all or any part of the number of Covered Shares (as set forth on the Cover Page) of its common stock, par value $.10 (the “Stock”), under and subject to the terms and conditions of this Award Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes. The purchase price for each share to be purchased hereunder shall be the option price set forth on the Cover Page (the “Exercise Price”).
     Section 3. Times of Exercise of Stock Option. Each installment of Covered Shares of the Stock Option shall be exercisable on and after the Vesting Date for such installment as described in the following schedule (but only if the Participant’s Date of Termination has not occurred before the Vesting Date):
Vesting Schedule

Vesting Date	Percent of Award Vested
«Vestdate1»	20%
«Vestdate2»	20%
«Vestdate3»	20%
«Vestdate4»	20%
«Vestdate5»	20%
     (a) The Stock Option shall become fully exercisable upon the occurrence of a Change of Control Event which occurs prior to the Participant’s Date of Termination. However, if the Participant’s employment with the Company, the Subsidiaries, and the Affiliated Entities commenced less than 90 days before the Change of Control Event, (i) the Stock Option shall become fully exercisable under this Section (a) only if the Participant’s Date of Termination has not occurred before the 90th day following such date of hire, (ii) the Stock Option shall become vested under this sentence on the 90th day following such date of hire.
     (b) If the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to severance benefits from the Company, a Subsidiary, or an Affiliated Entity under an employment agreement, severance agreement, or the Devon Energy Corporation Severance Plan, the Stock Option shall become fully exercisable effective as of the Participant’s Date of Termination if the Participant signs and returns to the Company a release of claims against the Company in a form prepared by the Company (the “Release”) and the Participant does not revoke the Release prior to the date the Release becomes effective. If the Participant fails to sign and return the Release to the Company or revokes the Release prior to the date the Release becomes effective, the unvested options subject to this Award Agreement shall be forfeited.
     (c) The Committee may in its sole and absolute discretion elect to vest all or a portion of the unvested options subject to this Award Agreement upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of the Participant’s death, Disability, occurs on or after the Participant’s Normal Retirement Date (as such term is defined in the Company’s Retirement Plan) or Early Retirement Date (as such term is defined in the Company’s Retirement Plan), or occurs under other special circumstances (as determined by the Committee).

The Stock Option may be exercised on or after the Participant’s Date of Termination only as to that portion of the Covered Shares for which it was exercisable immediately prior to such Date of Termination, or became exercisable upon the Date of Termination. Nothing in this Award Agreement shall be construed to affect the application of Section 11.6 of the Plan (relating to Change of Control), to the extent such Section would otherwise be applicable.
     Section 4. Term of Stock Option. The Stock Option shall cease to be exercisable on the earliest to occur of:
     (a) The Expiration Date set forth on the Cover Page.
     (b) If the Participant’s Date of Termination occurs by reason of death, the three-year anniversary of such Date of Termination.
     (c) If the Participant’s Date of Termination occurs by reason of Disability, and Section (d) below (relating to Retirement) does not apply, the one-year anniversary of such Date of Termination.
     (d) If the Participant’s Date of Termination occurs on or after the Participant’s Normal Retirement Date, the three-year anniversary of such Date of Termination.
     (e) If the Participant’s Date of Termination occurs on or after the Participant’s Early Retirement Date but prior to the Participant’s Normal Retirement Date, and Section (b) above (relating to termination because of death) does not apply, the one-year anniversary of such Date of Termination (or such later date as may be permitted by the Committee).
     (f) If the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to severance benefits from the Company, a Subsidiary of the Company, or an Affiliated Entity under an employment agreement or severance agreement, the last day of the Severance Period. The “Severance Period” shall be the longer of:
(i) the period beginning on the Date of Termination and continuing through the end of the period during which such severance benefits are paid to the Participant; or
(ii) the period described in the following clause (b), if the amount of the Participant’s severance benefits is determined in whole or in part as being equal to the product of (a) the Participant’s salary rate, multiplied by (b) a period over which such benefit would be computed.
     (g) If the Participant’s Date of Termination occurs and Sections (b), (c), (d), (e), and (f) are not applicable, the three month anniversary of such Date of Termination.
     Section 5. Nontransferability of Stock Option.
     The Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Stock Option may be exercised during the lifetime of the Participant only by the Participant. More particularly (but without limiting the generality of the foregoing), the Stock Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Stock Option contrary to the provisions hereof shall be null and void and without effect.

     Section 6. Employment. So long as the Participant shall continue to be a full-time and continuous employee of the Company or one or more of the Subsidiaries or Affiliated Entities of the Company, the Stock Option shall not be affected by any change of duties or position. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries or Affiliated Entities, or interfere in any way with the right to terminate the Participant’s employment at any time.
     Section 7. Method of Exercising Stock Option.
     (a) Procedures for Exercise. The manner of exercising the Stock Option herein granted shall be by written notice to the Secretary of the Company at the time the Stock Option, or part thereof, is to be exercised, and in any event prior to the expiration of the Stock Option. Such notice shall state the election to exercise the Stock Option, the number of shares of Stock to be purchased upon exercise, the form of payment to be used, and shall be signed by the person so exercising the Stock Option.
     (b) Form of Payment. Payment of the full Exercise Price for shares of Stock purchased under this Award Agreement shall accompany the Participant’s written notice of exercise, together with full payment for applicable withholding taxes, if any. Payment shall be made (i) in cash or by check, draft or money order payable to the order of the Company; (ii) by delivering shares of Company common stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in a compensation expense to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or (iii) a combination of the foregoing.
     (c) Further Information. In the event the Stock Option is exercised, pursuant to the foregoing provisions of this Section 7, by any person other than the Participant due to the death of the Participant, written notice shall also be accompanied by appropriate proof of the right of such person to exercise the Stock Option. The notice so required shall be given by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company at 20 North Broadway, Oklahoma City, Oklahoma 73102-8260, Attention: Secretary, and it shall be deemed to have been given when it is so personally delivered or when it is so deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.
     Section 8. Securities Law Restrictions. The Stock Option shall be exercised and Stock issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Stock subject to the Stock Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Participant acknowledges that any stock certificate representing Stock purchased under such circumstances will be issued with a restricted securities legend.
     Section 9. Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

“COMPANY”	DEVON ENERGY CORPORATION
a Delaware corporation

“PARTICIPANT”